Exhibit 10.25

AMENDMENT NO. 1

TO THE LIMITED LIABILITY COMPANY AGREEMENT

OF SENIOR LOAN FUND LLC

This Amendment No. 1, effective as of July 31, 2014 (this “Amendment”), to the Limited Liability Company Agreement (the “LLC Agreement”) of Senior Loan Fund LLC (the “Company”), dated as of May 31, 2013, is entered into pursuant to Section 10.9 of the LLC Agreement by and between Golub Capital BDC, Inc. and RGA Reinsurance Company, in its capacity as a substitute Member for United Insurance Company of America.

WHEREAS, the Members desire to amend the LLC Agreement as provided in this Amendment;

WHEREAS, the execution of this Amendment by each Member shall constitute Member Approval for purposes of the LLC Agreement;

NOW, THEREFORE, the LLC Agreement is hereby amended as follows:

1.              Amendment to Section 1.1.

(a)            The definition of “Change of Control” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“Change of Control”: with respect to any Person, a transaction which causes the owners of such Person as of the date hereof and their Affiliates to own less than fifty percent (50%) of such Person immediately after such transaction. Notwithstanding the foregoing, for purposes of the determination of a Change of Control of RGA, the relevant Person shall be deemed to be Reinsurance Group of America, Incorporated.

(b)           The definition of “GCBDC Representative” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“GCBDC Representatives”: two individuals designated by GCBDC to act as its representatives in approving or disapproving matters requiring Member Approval hereunder. GCBDC may designate, remove, or designate a successor to any GCBDC Representative by written notice thereof to RGA. Any vacancy of a GCBDC Representative may be filled by GCBDC by written notice to RGA.

(c)            The definition of “Member Approval” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“Member Approval”: as to any matter requiring Member Approval hereunder, the unanimous approval or unanimous subsequent ratification by either (1) one GCBDC Representative and one RGA Representative or (2) both of the GCBDC Representatives and both of the RGA Representatives.

(d)           The definition of “Organization Costs” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“Organization Costs”: all out-of-pocket costs and expenses reasonably incurred directly by the Company or for the Company by a Member, the Administrative Agent or its Affiliates in connection with the formation and capitalization of the Company, the initial offering of Company interests to GCBDC and United Insurance Company of America, and the preparation by the Company to commence its business operations, including, without limitation, reasonable and documented (i) fees and disbursements of legal counsel to the Company, the Administrative Agent or its Affiliates, (ii) accountant fees and other fees for professional services, and (iii) travel costs and other out-of-pocket expenses.

(e)            The definition of each of “Prior Member Approval” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“Prior Member Approval”: as to any matter requiring Prior Member Approval hereunder, the unanimous prior approval of either (1) one GCBDC Representative and one RGA Representative or (2) both of the GCBDC Representatives and both of the RGA Representatives.

(f)            The definition of each of “United” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“RGA”: RGA Reinsurance Company, or any Person substituted for RGA as a Member pursuant to the terms of this Agreement.

(g)           The definition of each of “United Representative” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“RGA Representatives”: two individuals designated by RGA to act as its representatives in approving or disapproving matters requiring Member Approval hereunder. RGA may designate, remove, or designate a successor to any RGA Representative by written notice thereof to GCBDC. Any vacancy of a RGA Representative may be filled by RGA by written notice to GCBDC.

2.             Amendment to Section 6.3. Section 6.3 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by a Member, a GCBDC Representative, a RGA Representative, or any other Person delegated by Member Approval, shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section shall not be deemed to limit the liabilities and obligations of such Person to seek Member Approval as set forth in this Agreement.”

3.              Amendment to Section 8.3(a). Section 8.3(a) of the LLC Agreement is hereby amended and restated in its entirety as follows:

“(a) Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article and the Act. The liquidation shall be conducted and supervised by the Members in the same manner provided by Article 6 with respect to the operation of the Company during its term; provided that in the case of a dissolution and winding up of the Company pursuant to Section 8.2(iii) or Section 8.2(iv), the Member that elects such dissolution and winding up may elect further, by written notice to the other Member, to exercise as liquidating agent all of the rights, powers and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company, subject, in all cases, to the requirements of Article 6.”

4.             Amendment to Section 9.4(a). The last sentence of Section 9.4(a) of the LLC Agreement is hereby amended and restated in its entirety as follows:

“Without limitation to the foregoing, RGA shall not engage in the purchase, sale or other trading of securities or derivatives thereof based upon confidential information received from the Company, GCBDC, the Administrative Agent or their Affiliates.”

5.              Section 9.4(d). A new Section 9.4(d) is hereby added to the Agreement immediately after Section 9.4(c) as follows:

“No Member shall make any announcement, issue any press release or make any disclosure that discloses any information about the other Member (other than (1) the name of the other Member and the ultimate parent company of such other Member, (2) the general line of business of the other Member, (3) the percentage and amount of such other Member’s ownership interest in the Company and the existence of such ownership interest, the value of such interest and the unfunded commitments of such other Member to the Company and (4) the fact that each Member maintains membership on the investment committee of the Company and that the approval of such investment committee is required for certain portfolio and investment decisions), except (1) to its respective employees, partners, managers, affiliates, counsel, accountants, advisers and other similar persons, (2) as may be required by applicable law or regulation (and only then after providing the other Member with a reasonable opportunity to comment on the content of any such required disclosure and reflecting any reasonable comments of such other Member with respect to the content of such disclosure) and (3) as may be approved in writing by the other Member (such approval not to be unreasonably withheld). In addition, each Member agrees that it shall permit the reasonable participation of the other Member in connection with any discussions with any federal, state or local regulator that could reasonably be expected to result in a requirement that such Member make incremental public disclosures regarding the other Member.

6.              Amendment to Section 9.5(a)(i) and 9.5(a)(iii). Section 9.5(a)(i) and Section 9.5(a)(iii) of the LLC Agreement are hereby amended and restated in their entirety as follows:

“(i) Within forty-five (45) days after the date as of which a valuation is to be made, the Administrative Agent shall deliver to the GCBDC Representatives and the RGA Representatives a report as to the recommended valuation as of such date, and provide such Persons with a reasonable opportunity to request information and to provide comments with respect to the report.”

“(iii) If there is an objection to the recommended valuation by a GCBDC Representative or a RGA Representative, then the Administrative Agent shall cause a valuation of the asset(s) subject to unresolved objection to be made as of such date by an approved valuation expert (if not already made), and shall determine a valuation of such asset(s) consistent with the valuation as of such date by the approved valuation expert, and such valuation shall be final. For this purpose, a valuation of an asset as of such date shall be considered consistent with a valuation of an approved valuation expert if it is equal to the recommended value or within the recommended range of values determined by the approved valuation expert as of such date. An approved valuation expert shall mean an independent valuation consultant that either has been approved by Member Approval or has been referenced in a previous valuation report by the Administrative Agent without objection by any GCBDC Representative or RGA Representative.”

7.              Amendment to Schedule A of the LLC Agreement. Subparagraph (i) of numbered paragraph 1 of Schedule A of the LLC Agreement is hereby amended and restated in its entirety as follows:

“(i) Take any action or decision which results in (a) the investment of any amount (including any additional amount) in an Investment (other than an amount invested pursuant to a binding obligation previously entered into with Prior Member Approval), (b) the sale, transfer or other disposition of Investments; provided, however, that with respect to any Investment to be sold, transferred or otherwise disposed of that was previously acquired directly from any Member or subsidiary of such Member, the Member that sold, transferred or disposed of such Investment to the Company shall not unreasonably withhold its consent to the subsequent sale, transfer or other disposition of such Investment or (c) the pledge, hypothecation, mortgage, collateral assignment, or grant of security interest or lien on any assets of the Company or any Subsidiary.”

8.                 Defined Terms. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the LLC Agreement.

9.                 Applicable Law. This Amendment shall be governed by, and construed in accordance with, the internal law of the State of Delaware, without regard to the principles of conflicts of laws thereof.

10.              Except as expressly amended hereby, the LLC Agreement remains in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Members have caused this Amendment to be executed and delivered effective as of the date first above written.

Golub Capital BDC, Inc.

By: /s/ David B. Golub

Name: David B. Golub

Title: Chief Executive Officer

RGA Reinsurance Company

By: /s/ Brian Butchko

Name: Brian Butchko

Title: VP, Director, USPM